Exhibit 99.1

BehlerMick
To the Board of Directors and Stockholders FluoroPharma, Inc.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have audited the accompanying balance sheets of FluoroPharma, Inc. as of December 31, 2010 and 2009, and the related statements of operations, stockholders' equity and cash flows for each of the years in the two-year period ended December 31, 2010 and for the period June 13, 2003 (inception) to December 31, 2010. FluoroPharma, Inc.'s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of FluoroPharma, Inc. as of December 31, 2010 and 2009, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2010 and for the period June 13, 2003 (inception) to December 31, 2010 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2, the Company has a history of operating losses, has limited cash resources, and its viability is dependent upon its ability to meet its future financing requirements, and the success of future operations. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans regarding those matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/S/ BehlerMick PS
BehlerMick PS
Spokane, Washington
April 8, 2011

FLUOROPHARMA, INC. AUDITED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

FLUOROPHARMA, INC. (a development stage company)
BALANCE SHEETS

	December 31, 2010	December 31, 2009
ASSETS

Current Assets:
Cash and cash equivalents	$11,413	$1,724
Accounts receivable	-	50,000
Deposits	-	-
Prepaid expenses	15,766	9,791
Total Current Assets	27,179	61,515

Property and equipment, net	29,952	58,994
Intangible assets, net	55,890	71,533

	$113,021	$192,042

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current Liabilities:
Accounts payable	$842,357	$785,789
Accrued expenses	649,998	419,100
Short-term convertible notes payable	538,828	50,000
Total Current Liabilities	2,031,183	1,254,889

Stockholders’ Equity (Deficit):
Preferred stock; $0.001 par value, 1,500,000 authorized no shares issued and outstanding
Common stock - Class A - $0.001 par value, 15,000,000 authorized, 5,778,237 and 5,778,237 shares issued and outstanding	5,778	5,778
Common stock- Class B - $0.001 par value, 3,500,000 authorized, 2,691,788 and 2,691,788 shares issued and outstanding	2,692	2,692
Additional paid-in capital	6,541,604	6,442,801
Deficit accumulated in the development stage	(8,468,236)	(7,514,118)
	(1,918,162)	(1,062,847)

Total Liabilities and Stockholders’ Deficit	$113,021	$192,042

The accompanying notes are an integral part of these financial statements.

FLUOROPHARMA, INC. (a development stage company)
STATEMENTS OF OPERATIONS

	For the Twelve Months Ended December 31		June 13, 2003 (inception) to December 31,
	2010	2009	2010

Operating Expenses:
General and administrative	$441,402	$652,519	$2,900,752
Professional fees	364,528	145,335	2,460,253
Research and development	44,504	269,451	4,003,247
Sales and marketing	1,022	-	1,022
Amortization	15,643	18,624	83,218
Depreciation	25,450	27,438	107,515
Total Operating Expenses	892,549	1,113,367	9,556,007

Loss from Operations	(892,549)	(1,113,367)	(9,556,007)

Other Income (Expense):
Interest income	-	61	4,327
Gain on debt reconstruction	-	1,358,127	1,358,127
Loss on disposition of fixed assets	(8,346)	(55,911)	(71,550)
Interest expense	(53,223)	(56,905)	(203,133)
Total Other Income (Expense), net	(61,569)	1,245,372	1,087,771

Loss Before Taxes	(954,118)	132,005	(8,468,236)

Provision for Income Taxes	-	-	-

Net Loss	$(954,118)	$132,005	$(8,468,236)

Basic and Diluted Net Loss per
Common Share	$(0.11)	$0.02

Weighted Average Shares Used in
per Share Calculation:
Basic and Diluted	8,470,025	6,761,025

FLUOROPHARMA, INC. (a development stage company)
STATEMENTS OF CASH FLOWS
	For the Years Ended December 31, 2009		June 13, 2003 (inception) to
	2010	2009	December 31, 2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(954,118)	$132,005	$(8,468,236)
Adjustments to reconcile net loss to net cash used by operating activities
Depreciation and amortization	41,093	46,062	190,733
Issuance of common stock for consulting	-	-	23,488
Expenses related to employee stock options	86,985	157,933	567,262
Amortization of debt discount	10,646	-	10,646
Non-cash fair value of stock options issued to non-employees for consulting	-	54,064	1,370,926
Loss on fixed asset dispositions	8,346	55,911	71,550
Gain on debt settlement	-	(1,358,127)	(1,358,127)
Expenses paid by issuance of preferred stock	-	-	50,000
Expenses paid by issuance of debt	-	-	-
(Increase) decrease in:
Accounts receivable	50,000		50,000
Prepaid expenses	(5,974)	94,715	(15,765)
Deposits	-	3,565	-
Increase (decrease) in:
Accounts payable	56,568	(98,396)	1,024,330
Accrued expenses	230,898	228,050	757,065
Net Cash Used by Operating Activities	(475,556)	(684,218)	(5,726,128)

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash paid for intangible assets	-	-	(139,109)
Cash paid for purchase of property and equipment	(4,755)	(1,251)	(208,619)
Net Cash Used by Investing Activities	(4,755)	(1,251)	(347,728)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of notes – stockholder	-	-	1,400,000
Proceeds from issuance of short-term convertible notes	490,000	50,000	540,000
Advances from stockholders	-	13,832	679,500
Proceeds from sale of common stock - Class A	-	-	2,317,821
Proceeds from sale of common stock - Class B	-	622,948	622,948
Proceeds from sale of preferred stock	-	-	525,000
Net Cash Provided by Financing Activities	490,000	686,780	6,085,269

Net Increase (Decrease) in Cash and Cash Equivalents	9,689	1,311	11,413
Cash and Cash Equivalents, Beginning of Period	1,724	413	-
Cash and Cash Equivalents, End of Period	$11,413	$1,724	$11,413

Supplemental Cash Flow Disclosures:
Interest expense paid in cash	$-	$1,572	$11,511
Income tax paid	$-	$-	-

Supplemental Non-Cash Disclosure:
Conversion of preferred stock to common stock	$-	$-	$288
Notes payable – stockholder – settled in common stock	$-	$900,000	$1,400,000
Accrued interest – stockholder – settled in common stock	$-	$101,067	$109,889
Advances from stockholders settled in common stock	$-	$679,500	$679,500
Accounts payable settled in common stock	$-	$103,872	$103,872
Accounts payable settled in common stock options	$-	$30,500	$30,500
Accrued expenses settled in common stock options	$-	$3,000	$3,000
Decrease in accounts payable related to fixed asset disposition	$-	$133,314	$133,314
Decrease in accounts payable related to settlement	$-	$48,000	$48,000
Decrease in accrued expenses related to settlement	$-	$3,000	$3,000
Increase in accounts receivable related to common stock issuance	$-	$50,000	$50,000

The accompanying notes are an integral part of these financial statements.

FLUOROPHARMA, INC. (a development stage company)
STATEMENTS OF STOCKHOLDERS' EQUITY

	Preferred Stock		Common Stock - Class A		Common Stock - Class B				Total
	Number of		Number of		Number of		Additional	Accumulated	Stockholders'
	shares	Amount	shares	Amount	shares	Amount	Paid-In Capital	Deficit	Equity

Issuance of common stock	-	$-	1,797,500	$1,798	-	$-	$-	$-	$1,798
Issuance of preferred stock	137,500	138	-	-	-	-	274,862	-	275,000
Net loss	-	-	-	-	-	-	-	(333,146)	(333,146)
BALANCE, December 31, 2004	137,500	138	1,797,500	1,798	-	-	274,862	(333,146)	(56,348)

Issuance of preferred stock for contract termination	25,000	25	-	-	-	-	49,975	-	50,000
Issuance of preferred stock	125,000	125	-	-	-	-	249,875	-	250,000
Issuance of stock options to non-employees	-	-	-	-	-	-	158,803	-	158,803
Net loss	-	-	-	-	-	-	-	(687,576)	(687,576)
BALANCE, December 31, 2005	287,500	288	1,797,500	1,798	-	-	733,515	(1,020,722)	(285,121)

Issuance of common stock for consulting	-	-	16,425	16	-	-	23,472	-	23,488
Conversion of preferred stock to common stock	(287,500)	(288)	287,500	288	-	-	-	-	-

Issuance of common stock to induce conversion of preferred stock	-	-	22,905	23	-	-	(23)	-	-
Issuance of common stock to investor	-	-	1,096,170	1,095	-	-	1,564,928	-	1,566,023
Issuance of common stock to employees	-	-	-	-	-	-	28,806	-	28,806
Issuance of common stock to non-employees	-	-	-	-	-	-	511,888	-	511,888
Net loss	-	-	-	-	-	-	-	(1,999,214)	(1,999,214)
BALANCE, December 31, 2006	-	-	3,220,500	3,220	-	-	2,862,586	(3,019,936)	(154,130)

Issuance of common stock	-	-	627,058	628	-	-	1,249,372	-	1,250,000
Issuance of stock options to employees	-	-	-	-	-	-	19,239	-	19,239
Issuance of stock options to non-employees	-	-	-	-	-	-	429,391	-	429,391
Net loss	-	-	-	-	-	-	-	(2,354,043)	(2,354,043)
BALANCE, December 31, 2007	-	-	3,847,558	3,848	-	-	4,560,588	(5,373,979)	(809,543)

Issuance of stock options to employees	-	-	-	-	-	-	274,299	-	274,299
Issuance of stock options to non-employees	-	-	-	-	-	-	216,779	-	216,779
Net loss	-	-	-	-	-	-	-	(2,272,144)	(2,272,144)
BALANCE, December 31, 2008	-	-	3,847,558	3,848	-	-	5,051,666	(7,646,123)	(2,590,609)

Issuance of common stock (Class B)	-	-	-	-	2,691,788	2,692	670,255	-	672,947
Issurance of stock options to employees	-	-	-	-	-	-	157,933	-	157,933
Non-cash fair value of stock options to non-employees	-	-	-	-	-	-	54,064	-	54,064
Fair value of stockholder debt, payables and advances settled in common stock (A)	-	-	1,554,305	1,554	-	-	387,023		388,577
Fair value of common stock issued (A) to settle accounts payable	-	-	376,374	376	-	-	103,496	-	103,872
Fair value of common stock options issued to settle accounts payable and accrued expenses	-	-	-	-	-	-	18,364	-	18,364
Net income	-	-	-	-	-	-	-	132,005	132,005
BALANCE, December 31, 2009	-	-	5,778,237	5,778	2,691,788	2,692	6,442,801	(7,514,118)	(1,062,847)

Issuance of Common Stock Options to Employees	-	-	-	-	-	-	86,985	-	86,985
Fair Value of Warrants Issued with Convertible Notes Payable							11,818	-	11,818

Net loss	-	-	-	-	-	-	-	(954,118)	(954,118)

BALANCE, December 31, 2010	-	-	5,778,237	5,778	2,691,788	2,692	6,541,604	(8,468,236)	(1,918,162)

FLUOROPHARMA, INC. (a development stage company)
NOTES TO FINANCIAL STATEMENTS

1.	DESCRIPTION OF BUSINESS
FluoroPharma, Inc. (“the Company or FluoroPharma”) is a privately-held molecular imaging company headquartered in Boston, Massachusetts, engaged in the discovery, development and commercialization of proprietary diagnostic imaging products. The Company’s focus is the development of novel positron emission tomography (PET) imaging agents for the efficient detection and assessment of acute and chronic forms of coronary artery disease (CAD).  The Company was incorporated in Delaware, and its year-end is December 31, 2010.

The Company is a development stage company as defined in Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 915 “Development Stage Entities”. The Company is devoting substantially all of its present efforts to research and development of commercially viable products that meet the standards of and are approved by the Food and Drug Administration, raising capital and attracting qualified advisors and personnel to further advance the Company’s goals. The Company has not commenced its planned principal operations, has not generated any revenues from operations and has no assurance of any future revenues. All losses accumulated since incorporation on June 13, 2003 have been considered as part of the Company's development stage activities.

The Company is organized as a C corporation for income tax purposes. Accordingly the Company pays federal and state income taxes on any profits and retains losses to be offset against any future taxable profits. Dividends are paid at the discretion of the Board of Directors; however, the Company has never declared a dividend and has no intention of declaring a dividend in the foreseeable future. The Company currently intends to retain any earnings for the operation and expansion of the business. The Company’s continued need to retain any earnings for operations and expansion is likely to limit the Company’s ability to pay future cash dividends.

2.	MANAGEMENT STATEMENT REGARDING GOING CONCERN
The accompanying financial statements have been prepared assuming that the Company will continue to operate as a going concern, including the realization of its assets and settlement of its liabilities at their carrying values in the ordinary course of business for the foreseeable future. However, substantial doubt about the Company’s ability to continue as a going concern exists because the Company has experienced significant operating losses, negative cash flows from operations since inception and has not established any revenue sources. The Company has sustained cumulative losses of $8,468,236 and $7,514,118 as of December 31, 2010 and December 31, 2009, respectively. The accompanying financial statements do not include any adjustments relating to the recoverability and classification of assets and liabilities that might be necessary if the Company is unable to continue as a going concern.

The Company has historically financed its operations through issuances of equity and the proceeds of debt instruments. In the past, the Company has also provided for its cash needs by issuing common stock, options and warrants for certain operating costs, including consulting and professional fees. The Company continues to actively pursue various funding options, including equity offerings and debt financings, to obtain additional funds to continue the development of our products and bring them to commercial markets. The Company is currently negotiating several potential transactions; however, there can be no assurance that we will be successful in our efforts to raise additional capital.

The Company believes that the successful growth and operation of its business is dependent upon its ability to do any or all of the following:

•	obtain adequate sources of debt or equity financing to pay unfunded operating expenses and fund long-term business operations; and

•	manage or control working capital requirements by controlling operating expenses.

There can be no assurance that the Company will be successful in achieving its long-term plans as set forth above, or that such plans, if consummated, will enable the Company to obtain profitable operations or continue in the long-term as a going concern.

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
This summary of significant accounting policies of FluoroPharma is presented to assist in understanding the Company’s financial statements. The financial statements and notes are representations of the Company’s management, which is responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America (GAAP) and have been consistently applied in the preparation of the financial statements.

Accounting for Share-Based Payments
FluoroPharma follows the provisions of ASC Topic 718, which establishes the accounting for transactions in which an entity exchanges equity securities for services and requires companies to expense the estimated fair value of these awards over the requisite service period. FluoroPharma uses the Black-Scholes option pricing model in determining fair value. Accordingly, compensation cost has been recognized using the fair value method and expected term accrual requirements as prescribed, which resulted in employee stock-based compensation expense for the years ended December 31, 2010 and 2009 of $86,985 and $157,933, respectively.

The Company accounts for share-based payments granted to non-employees in accordance with ASC Topic 505, “Equity Based Payments to Non-Employees.” The Company determines the fair value of the stock-based payment as either the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable.  If the fair value of the equity instruments issued is used, it is measured using the stock price and other measurement assumptions as of the earlier of either (1) the date at which a commitment for performance by the counterparty to earn the equity instruments is reached, or (2) the date at which the counterparty’s performance is complete.

The fair value of each share based payment is estimated on the measurement date using the Black-Scholes model with the following assumptions:

	2010	2009

Risk-free interest rate	2.43%	3.24%
Expected volatility	75% - 134.06%	70%
Dividend yield	0%	0%

Cash and Cash Equivalents
The Company considers all highly liquid investments with maturities of three months or less from date of purchase to be cash equivalents. Cash equivalents consisted of money market funds at December 31, 2010 and December 31, 2009.

Concentration of Risks
Financial instruments that potentially expose the Company to concentrations of credit risk consist primarily of cash and cash equivalents. The Company primarily maintains its cash balances with financial institutions in federally insured accounts. The Company has not experienced any losses to date resulting from this practice.

Earnings per Share
The Company computes net income (loss) per common share in accordance with ASC Topic 260. Net income (loss) per share is based upon the weighted average number of outstanding common shares and the dilutive effect of common share equivalents, such as options and warrants to purchase common stock, and convertible notes, if applicable, that are outstanding each year. The weighted average common stock includes both Class A and Class B common stock as these classes have the same rights with the exception of voting (see Note 10).

Basic and diluted earnings per share were the same for the years ended December 31, 2010 and 2009, as including common stock equivalents in the calculation of diluted earnings per share would have been antidilutive. As of December 31, 2010, the Company had outstanding options exercisable for 2,283,000 shares of its common stock and warrants exercisable for 425,478 shares of its common stock, and notes payable convertible into 912,000 shares of common stock. At December 31, 2009, the Company had outstanding options exercisable for 1,933,000 shares of its common stock, and warrants exercisable for 394,278 shares of common stock, and notes convertible into 200,000 shares of common stock.

Fair Value of Financial Instruments
The Company's financial instruments primarily consist of cash and cash equivalents and accounts payable. All instruments are accounted for on the historical cost basis, which, due to the short maturity of these financial instruments, approximates the fair value at the reporting dates of these financial statements.

ASC Topic 820 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three levels as follows:

Level 1: Quoted prices for identical instruments in active markets accessible at the measurement date.

Level 2: Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value drivers are observable.

Level 3: Unobservable inputs for the instrument are only used when there is little, if any, market activity for the instrument at the measurement date. Price or valuation techniques require inputs that are both significant to the fair value measurement and unobservable (i.e. supported by little or no market activity).

Impairments
The Company assesses the impairment of long-lived assets, including other intangible assets, whenever events or changes in circumstances indicate that their carrying value may not be recoverable in accordance with ASC Topic 360-10-35, “Impairment or Disposal of Long-Lived Assets.” The determination of related estimated useful lives and whether or not these assets are impaired involves significant judgments, related primarily to the future profitability and/or future value of the assets. The Company holds investments in companies having operations or technologies in areas which are within or adjacent to our strategic focus when acquired, all of which are privately held and whose values are difficult to determine. The Company records an investment impairment charge if it believes an investment has experienced a decline in value that is other than temporary.

Management has determined that no impairments were required during the years ended December 31, 2010 and December 31, 2009.

Income Taxes
The Company accounts for income taxes and the related accounts under the liability method. Deferred tax assets and liabilities are determined based on the differences between the financial statement carrying amounts and the income tax bases of assets and liabilities. A valuation allowance is applied against any net deferred tax asset if, based on available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

There is no unrecognized tax benefit included in the consolidated balance sheet that would, if recognized, affect the effective tax rate.

Our policy is to recognize interest and/or penalties related to income tax matters in income tax expense. We had no accrual for interest or penalties on our balance sheets at December 31, 2010 or December 31, 2009, and have not recognized interest and/or penalties in the statement of operations for the years ended December 31, 2010 and December 31, 2009.  See Note 9 - Income Taxes.

Intangible Assets
The Company’s intangible assets consist of technology licenses and website development costs, and are carried at the legal cost to obtain them. Intangible assets are amortized using the straight line method over the estimated useful life. Useful lives are as follows: technology licenses, five to 15 years; website development costs, three years.

Property and Equipment
Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. The Company’s property and equipment at December 31, 2010 and December 31, 2009 consisted of computer and office equipment and machinery and equipment with estimated useful lives of three to five years. During the year ended December 31, 2010, machinery and equipment with a book value of $8,346 was disposed of, resulting in a loss of $8,346. During the year ended December 31, 2009, machinery and equipment with a book value of $189,224 was disposed of, resulting in the settlement of $133,314 in accounts payable and a loss on disposition of $55,911.

Recent Accounting Pronouncements
Management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

Research and Development Costs
Research and development costs are expensed as incurred. The cost of intellectual property purchased from others that is immediately marketable or that has an alternative future use is capitalized and amortized as intangible assets. Capitalized costs are amortized using the straight-line method over the estimated economic life of the related asset.

Use of Estimates
The accompanying financial statements are prepared in conformity with accounting principles generally accepted in the United States of America, and include certain estimates and assumptions which affect the reported amounts of assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Accordingly, actual results may differ from those estimates.

4.	OTHER BALANCE SHEET INFORMATION
Components of selected captions in the accompanying balance sheets as of December 31, 2010 and December 31, 2009 consist of:

		31-Dec-10	31-Dec-09

Prepaid expenses:
Prepaid consulting			$-
Prepaid insurance		8,475	9,550
Other		7,290	241
	Prepaid expenses	$15,765	$9,791

Property and equipment:
Computers and office equipment		$20,689	$15,934
Machinery and equipment		112,422	120,768
Less: accumulated depreciation		(103,159)	(77,708)
	Property and equipment, net	$29,952	$58,994

Accrued expenses:
Payroll and related		$474,750	$354,750
Professional fees		141,194	45,500
Accrued interest		22,054	250
Other		12,000	18,600
	Accrued expenses	$649,998	$419,100

5.	INTANGIBLE ASSETS
Intangible assets as of December 31, 2010 and December 31, 2009 consisted of the following:

	December 31, 2010	December 31, 2009

Technology license	$97,112	$97,112
Website development	10,394	10,394
Less: accumulated amortization	(51,616)	(35,973)
Intangibles, net	$55,890	$71,533

In the second quarter of 2009, FluoroPharma renegotiated three of its technology licenses with Massachusetts General Hospital into one exclusive technology license. The net book value of the renegotiated licenses, $43,398, was used as the original cost of the new license and the remaining life of approximately 5 years. See Note 8 for commitments and contingencies associated with these licenses.

6.	LIABILITY SETTLEMENTS
On May 5, 2009, QuantRx and FluoroPharma reorganized their relationship by terminating their investment agreement and related agreements. The termination of these agreements, which were originally executed on March 10, 2006, allowed FluoroPharma to close an equity financing with third party investors.  In conjunction with the termination of these agreements and the additional investment in FluoroPharma, QuantRx agreed to convert all outstanding receivables from FluoroPharma, consisting of previously issued notes and related accrued interest and advances in the aggregate amount of $1,568,567 ($1,536,767 of which was outstanding at December 31, 2008), into 1,148,275 shares of Class A common stock (fair value of $287,069).  The fair value per share ($0.25) ascribed in these transactions was the same fair value ascribed to the shares of class B common stock issued to accredited investors for cash (see note 10).  In addition, warrants to purchase 284,278 shares of common stock were granted to QuantRx. The warrants have an exercise price of $1.50 and a term of ten years. In connection with this settlement, FluoroPharma recognized a gain on debt settlement of $1,281,498. QuantRx was considered a related party.

In connection with these agreements, FluoroPharma settled $112,000 in outstanding advances from an executive and shareholder of the Company for 406,030 shares of Class A common stock (fair value of $101,508). In connection with this settlement, FluoroPharma recognized a gain on debt settlement of $10,493.

In the second quarter of 2009, FluoroPharma settled $84,315 in outstanding payables with a company which is a shareholder of FluoroPharma and whose managing partner is related to an executive of FluoroPharma with the issuance of 337,260 shares of FluoroPharma Class A common stock (fair value of $84,315).

In the second quarter of 2009, FluoroPharma settled $36,500 in outstanding payables and accruals with a member of the Board of Directors of the Company for $10,000 and options to purchase 90,000 shares of FluoroPharma Class A common stock (fair value of $17,397). In connection with this settlement, FluoroPharma recognized a gain on debt settlement of $9,103.

In the second quarter of 2009, FluoroPharma settled a $50,000 outstanding payable with a former executive of the Company for $20,000. FluoroPharma recognized a gain on debt settlement of $30,000.

In the second quarter of 2009, FluoroPharma settled outstanding accounts payables aggregating $57,557 with the payment of $10,000, the issuance of 39,114 shares of Class A common stock (fair value of $19,557) and the issuance of options to purchase 5,000 shares of FluoroPharma Class A common stock (fair value of $967). In connection with these settlements, FluoroPharma recognized an aggregate gain on debt settlement of $27,033.

The aggregate gain on these liability settlements was $1,358,127 or $0.20 per share (basic and diluted).

7.	SHORT-TERM CONVERTIBLE NOTES PAYABLE

In the fourth quarter of 2010, the Company issued three 8% short-term convertible promissory notes for $125,000. The first loan, dated October 29 for $50,000 with the maturity date of December 31, 2010 had accrued interest of $712. The second loan, dated November 16 for $50,000 with the maturity date of January 31, 2011 had accrued interest of $493. The third loan, dated December 15 for $25,000 with the maturity date of January 31, 2011 had accrued interest of $88.   The notes are convertible into shares of common stock at a price of $1.25 per share, a total of 100,000 shares. Warrants to purchase 10,000 shares of common stock at $2.00 per share, exercisable for 5 years were granted to the note holder (all three notes were issued to the same entity).

In the third quarter of 2010, the Company issued an 8% short-term convertible promissory notes for $100,000 to an investor and an additional 8% convertible promissory note for $15,000 to the same investor in exchange for expenses paid by the investor on behalf of the Company. All loans were due December 31, 2010.  The first loan, dated July 27, for $100,000 accrued interest of $3,441. The second loan, dated September 14, for $15,000 accrued interest of $355.  The notes are convertible into shares of common stock at a price of $1.25 per share, a total of 92,000 shares. Warrants to purchase 9,200 shares of common stock at $2.00 per share, exercisable for 5 years were granted to the note holder.

In the second quarter of 2010, the Company issued two 8% short-term convertible promissory notes for $150,000 to an investor. All loans were due December 31, 2010.  The first loan, dated for $100,000 accrued interest of $5,611.  The second loan, dated May 4, for $50,000 accrued interest of $2,641.  The notes are convertible into shares of common stock at a price of $1.25 per share, a total of 120,000 shares. Warrants to purchase 12,000 shares of common stock at $2.00 per share, exercisable for 5 years were granted to the note holder.

In accordance with ASC Topic 470, the Company allocated the proceeds of all of the above notes to detachable warrants and convertible instruments based upon their relative fair values of the debt instrument without the warrants and the warrants themselves at the time of issuance. The fair value of the warrants was determined following the guidance of ASC Topic 718; using the Black-Scholes option model (using a risk free interest rate of .2.43% percent, volatility of 75.5% to 131.78%, exercise price of $2.00, current market value of $0.75 per share and an expected life of 5 years) with the value allocated to the warrants reflected in Stockholders’ Equity and a debt discount. Based upon the respective fair values as of the original agreement dates $11,817 of the $390,000 in total debt was allocated to discounts associated with the common stock purchase warrants. Giving effect to the monthly amortization of the discount, totaling $10,645 as of December 31, 2010, $1,172 of the discount remains to be amortized over the remaining life of the debentures.

In the first quarter of 2010, the Company issued a 6% short-term convertible promissory note for $100,000 to an investor due December 31, 2010. Accrued interest through December 31, 2010 was $5,458. The loan is convertible in shares of common stock at a rate of $0.25 per share, or 400,000 shares.  In the event FluoroPharma does not complete a qualified financing and the holders do not voluntarily convert, FluoroPharma was required to repay the outstanding principal balance and accrued and unpaid interest on December 31, 2010. The terms of the note are substantially the same as the note previously described. The Company used the net proceeds for product development, working capital and general corporate purposes.

In November 2009, the Company issued a 6% short-term convertible promissory note for $50,000 to an investor. The notes are convertible into shares of common stock at a price of $0.25 per share, a total of 200,000 shares. In the event FluoroPharma does not complete a qualified financing and the holder does not voluntarily convert, FluoroPharma was required to repay the outstanding principal balance and accrued and unpaid interest on December 31, 2010. Interest on the outstanding principal amount of the note is payable at maturity. Interest expense for 2010 and 2009 was $3,000 and $255, respectively. The Company used the net proceeds for product development, working capital and general corporate purposes.

The conversion options embedded in all of the notes described above were not considered a derivative instrument, and was not required to be bifurcated since it is indexed to FluoroPharma’s stock. Equity classification of the embedded conversion option is met. Management also concluded the notes do not contain a beneficial conversion feature, as the share prices on the dates of issuance equaled the effective conversion price of the embedded conversion option.

All short-term convertible promissory notes’ maturity dates were subsequently extended month to month from December 31, 2010 to June 30, 2011. See Note 14.

8.	COMMITMENTS AND CONTINGENCIES

License Agreements
In the second quarter of 2009, FluoroPharma renegotiated three of its technology licenses with Massachusetts General Hospital (MGH) into one exclusive technology license. The renegotiated license stipulates FluoroPharma meet certain obligations, including, but not limited to, raising an aggregate $2 million in capital by the second quarter of 2010; and meeting certain development milestones relating to clinical trials and filings with the FDA. MGH has the right to cancel or make non-exclusive certain licenses on certain patents should the Company fail to meet stipulated obligations and milestones. Additionally, upon commercialization, FluoroPharma is required to make specified milestone payments and royalties on commercial sales.  Effective June 21, 2011, MGH extended the capital raise requirement through the second quarter of 2011, which requirement the Company met with the closing of a private placement offering in May 2011. We are current with all stipulated obligations and milestones under the License agreement and the agreement remains in full force and effect. We believe that we maintain a good relationship with MGH and will be able to obtain waivers or extension of our obligations under the license agreement, should the need arise. If MGH were to refuse to provide us with a waiver or extension of any our obligations or were to cancel or make the license non-exclusive, this would have a material adverse impact on our business as we may be unable to commercialize products without exclusivity and we would lose our competitive edge for portions of our patent portfolio.

All of the Company’s other license agreements stipulate certain annual license fees and development milestone payments in addition to royalty payments upon commercialization.

All of the Company’s other license agreements stipulate certain annual license fees and development milestone payments in addition to royalty payments upon commercialization.

Executive Employment Contracts
The Company has an employment contract with a key Company executive that provides for the continuation of salary and the grant of certain options to the executive if terminated for reasons other than cause, as defined in that agreement. The contract also provides for a $1 million bonus should FluoroPharma execute transactions as specified in the contract, including the sale of substantially all of the Company’s assets or stock or a merger transaction, any of which resulting in compensation to FluoroPharma’s stockholders aggregating in excess of $100 million for such transaction. At December 31, 2010, the future employment contract commitment for such key executive’s salary continuation based on these termination clauses was approximately $950,000.

 Legal Contingencies
We may occasionally become subject to legal proceedings and claims that arise in the ordinary course of our business.  It is impossible for us to predict with any certainty the outcome of any disputes that may arise, and we cannot predict whether any liability arising from claims and litigation will be material in relation to our financial position or results of operations.

9.	INCOME TAXES
We are subject to taxation in the U.S. and the Commonwealth of Massachusetts. With few exceptions, the Company is no longer subject to U.S. federal, state and local income tax examinations by tax authorities for years before 2004.

At December 31, 2010 and December 31, 2009, the Company had gross deferred tax assets calculated at an expected blended rate of 38% of approximately $3,820,000 and $3,460,000, respectively, principally arising from net operating loss carry-forwards for income tax purposes. As management of the Company cannot determine that it is more likely than not that the Company will realize the benefit of the deferred tax asset, a valuation allowance of approximately $3,820,000 and $3,460,000 has been established at December 31, 2009 and 2008, respectively.

Additionally, the future utilization of our net operating loss and R&D credit carry-forwards to offset future taxable income may be subject to an annual limitation, pursuant to IRC Sections 382 and 383, as a result of ownership changes that may have occurred previously or that could occur in the future.

The significant components of the Company’s net deferred tax assets (liabilities) at December 31, 2010 and December 31, 2009 are as follows:

	31-Dec-10	31-Dec-09

Gross deferred tax assets:
Net operating loss carry-forwards	$2,857,901	$2,530,773
Stock based expenses	736,508	703,454
Tax credit carry-forwards	222,134	222,134
All others	13,139	13,139
	3,829,132	3,469,099
Gross deferred tax liabilities:
Deferred tax asset valuation allowance	(3,829,132)	(3,469,099)
Net deferred tax asset (liability)	$-	$-

At December 31, 2010, the Company has net operating loss carry-forwards for income tax purposes of approximately $7,500,000, which expire in the years 2023 through 2030. This reflects permanent differences and estimated temporary differences between book and tax losses. The net change in the allowance account was an increase of approximately $360,000 for the twelve months ended December 31, 2010.

The accounting for the tax benefits of acquired deductible temporary differences and NOL carry-forwards, which are not recognized at the acquisition date because a valuation allowance is established and which are recognized subsequent to the acquisition, will be applied first to reduce to zero any goodwill and other non-current intangible assets related to the acquisition.  Any remaining benefits would be recognized as a reduction of income tax expense.

10.	CAPITAL STOCK

Preferred Stock
The Company has authorized 1,500,000 shares of preferred stock, $0.001 par value. At December 31, 2010 and 2009, no shares of preferred stock were issued and outstanding.

Common Stock
The Company has authorized 18,500,000 shares of its common stock, $0.001 par value, of which 15,000,000 shares are designated Class A, and 3,500,000 are designated Class B. The classes have identical rights with the exception of voting rights. Class A shares receive one vote per share. Class B shares receive five votes per share until February 28, 2011, at which time they receive one vote per share. At December 31, 2010 and December 31, 2009, the Company had issued and outstanding 5,778,237 shares of its Class A common stock and 2,691,788 of its Class B common stock.

Class A Common Stock
All issuances of Class A common stock in 2009 were related to certain liability settlements. There were no issuances of Class A common stock in 2010. See Note 6.

Class B Common Stock
There were no issuances of Class B common stock in 2010. In May and June 2009, subsequent to the termination of certain investment agreements with QuantRx (see Note 6); FluoroPharma issued 2,491,788 shares of Class B common stock at $0.25 per share to accredited investors for aggregate proceeds of $622,947.

In October 2009, FluoroPharma issued 200,000 shares of Class B common stock at $0.25 per share. As of December 31, 2009, $50,000 was receivable for this stock and was received in January 2010.

11.	STOCK PURCHASE WARRANTS

Common Stock Warrants
All issuances of common stock warrants during the year ending December 31, 2010 were related to certain short-term convertible notes payable. All issuances during the year ended 2009 were related to certain liability settlements. See Note 6.

The following is a summary of all common stock warrant activity during the two years ended December 31, 2010:

	Number of Shares Under Warrants	Exercise Price Per Share	Weighted Average Exercise Price

Warrants issued and exercisable at December 31, 2008	110,000	$1.43 - $3.00	$2.18
Warrants granted	284,278	$1.50	$1.50

Warrants issued and exercisable at December 31, 2009	394,278	$1.43 - $3.00	$1.69

Warrants Granted	31,200	$1.25	$1.25

Warrants issued and exercisable at December 31, 2010	425,478	$1.25 - $3.00	$1.66

The following represents additional information related to common stock warrants outstanding and exercisable at December 31, 2009:

Exercise Price	Number of Shares Under Warrants	Weighted Average Remaining Contract Life in Years	Weighted Average Exercise Price
$1.25	31,200	4.64	$1.25
$1.43	57,500	2.19	$1.43
$1.50	284,278	8.13	$1.50
$3.00	52,500	1.04	$3.00
	425,478	6.19	$1.66

The Company used the Black-Scholes option price calculation to value the warrants granted in 2010 and 2009 using the following assumptions: risk-free rate of 2.43 and 3.24% volatility ranging from 70% to 134%; actual term and exercise price of warrants granted. See Note 3, Summary of Significant Accounting Policies, “Accounting for Share Based Payments.”

12.	COMMON STOCK OPTIONS
On January 1, 2004, the Company adopted its Equity Incentive Plan (“the Plan”) under which 3,000,000 shares of common stock are reserved for issuance under options or other equity interests as set forth in the Plan. Under the Plan, options are available for issuance to employees, officers, directors, consultants and advisors. The Plan provides that the Board of Directors will determine the exercise price and vesting terms of each option on the date of grant. Options granted under the Plan generally expire ten years from the date of grant.

In 2010, the Company granted Johan (Thijs) Spoor and Boyan Goumnerov options to purchase 400,000 and 60,000, respectively, shares of common stock in the Company at $0.75 per share (aggregate fair value of $237,115).  Of Mr. Spoors options, 100,000 vested immediately, and the remaining 300,000 vest when certain milestones are met. Dr. Goumnerov’s options, 20,000 vested immediately, the remaining options will vest annually over the next two years.

In 2009, the Company granted to employees, board members and consultants options to purchase 1,590,000 shares of Class A common stock at an exercise price of $0.25 (aggregate fair value of $307,347, of which $131,446 was expensed in 2009). These options have a ten year term and certain options include contingent vesting provisions, and will be expensed when they vest. Additionally, options to purchase 95,000 shares of Class A common stock with a fair value of $18,364 were issued in connection with certain liability settlements (see Note 6).

The following is a summary of all common stock option activity during the two years ended December 31, 2010:

	Shares Under Options Outstanding	Weighted Average Exercise Price

Outstanding at December 31, 2008	1,738,000	$1.28
Options granted	1,685,000	0.25
Options forfeited	(440,000)	1.95
Options exercised	-	-
Outstanding at December 31, 2009	2,983,000	$0.61
Options granted	460,000	.75
Options forfeited	-	-
Options exercised	-	-
Outstanding at December 31, 2010	3,443,000	$0.75

		Weighted Average Exercise
	Options Exercisable	Price per Share

Exercisable at December 31, 2009	1,933,000	$0.80
Exercisable at December 31, 2010	2,283,000	$0.75

The following represents additional information related to common stock options outstanding and exercisable at December 31, 2009:

	Outstanding			Exercisable
Exercise Price	Number of Shares	Weighted Average Remaining Contract Life in Years	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price

$0.20	210,000	1.32	$0.20	210,000	$0.20
$0.25	1,705,000	8.40	$0.25	885,000	$0.25
$0.75	720,000	5.38	$0.75	380,000	$0.75
$1.00	212,000	2.00	$1.00	212,000	$1.00
$1.43	376,000	6.07	$1.43	376,000	$1.43
$1.75	110,000	7.06	$1.75	110,000	$1.75
$1.99	110,000	7.92	$1.99	110,000	$1.99
	2,983,000	6.38	$0.63	2,283,000	$0.75

The weighted average remaining contractual term for fully vested share options (exercisable, above) and options expected to vest (outstanding, above) is 1.32 and 7.92 years.  The aggregate intrinsic value of all of the Company’s options is $2,511,622.

There were no options exercised during the twelve months ending December 31, 2010; therefore there was no intrinsic value of options exercised and no related tax benefits were realized. The total fair value of shares vested during the twelve months ending December 31, 2010 and 2009 was $86,985 and $211,997, respectively.

A summary of the status of the Company’s non-vested stock options as of December 31, 2009 and changes during the year ended December 31, 2010 is presented below:

Non-vested Stock Options	Shares	Weighted Average Grant Date Fair Value

Non-vested at December 31, 2008	477,500	$1.89
Options granted	1,685,000	0.19
Options vested	(672,500)	0.28
Options forfeited	(440,000)	1.89
Non-vested at December 31, 2009	1,050,000	$0.19
Options granted	460,000	-
Options vested	350,000	$0.19
Options forfeited	-	-
Non-vested at December 31, 2010	1,160,000	$0.19

As of December 31, 2010, there was approximately $333,675 of unrecognized compensation cost related to non-vested options. Weighted average period of non-vested stock options was 9.18 years as of December 31, 2010.

The Company used the Black-Scholes option price calculation to value the options granted in 2010 and 2009 using the following assumptions: risk-free rate of 2.43% and 3.24%; volatility of 70% to 134%; actual term and exercise price of options granted. See Note 3, Summary of Significant Accounting Policies, “Accounting for Share Based Payments.”

13.	RELATED PARTY TRANSACTIONS
On May 5, 2009, QuantRx and FluoroPharma reorganized their relationship by terminating their investment agreement and related agreements. See Note 6.

An executive officer, who is also a beneficial owner of approximately 19% of outstanding shares, was due $465,750 for accrued payroll, of which, $7,500 was included in A/P and $458,250 was included in accrued expenses as of December 31, 2010.  At December 31, 2009, $20,000 was due for licensing fees related to patent license agreements, $338,250 for accrued payroll. In May 2009, FluoroPharma settled certain liabilities, see Note 6.

In the second quarter of 2009, FluoroPharma settled $84,315 in outstanding payables with a company which is a shareholder of FluoroPharma and whose managing partner is related to an executive of FluoroPharma with the issuance of 337,260 shares of FluoroPharma Class A common stock (fair value of $84,315). In the years ended December 31, 2009 and 2008, FluoroPharma rented space on a month-to-month basis and  reimbursed the company for certain administrative costs, expensing $66,632 and $48,636, respectively.  At December 31, 2009, $22,880 was included in accounts payable related to this arrangement.

A member of the Company’s board of directors served as a member of the Company’s strategic advisory board during 2009 and 2008. Fees and expenses related to these agreements during the years ended December 31, 2009 and 2008, were $9,282 and $24,000, respectively. In the second quarter of 2009, FluoroPharma settled certain liabilities, see Note 6.

14.	SUBSEQUENT EVENTS
The Company evaluated events that occurred subsequent to December 31, 2010. The Company issued three additional short-term convertible promissory notes in January 2011 and two short-term convertible promissory notes in February 2011 for total consideration of $195,000.  The notes bear interest at 8%, are convertible into shares of common stock at $1.25 per share (156,000 shares) and the note holders were granted warrants to purchase 15,600 shares of common stock at $0.75 per share, exercisable for 5 years.  The maturity dates of the notes varied.

All short-term convertible promissory notes’ maturity dates (including the 2011 notes) were subsequently extended month to month through June 30, 2011. (see Note 7).